Exhibit 99.1

News Release

Company Contacts:
Gregory Walker	Sonia Segovia
Chief Financial Officer	Investor Relations Coordinator
Tel: (408) 938-6457	Tel: (408) 938-6491
Email: gregory.walker@pdf.com	Email: sonia.segovia@pdf.com

PDF Solutions® Updates the Status of Certain Contracts and Announces the Effect of the Change in Status on Previously Deferred Costs and Expected Revenues

The Company Also Announces the Date of Its Release of Full Third Fiscal Quarter 2014 Results

San Jose, Calif.— September 29, 2014—PDF Solutions, Inc. (Nasdaq: PDFS), the leading provider of process-design integration technologies to enhance IC manufacturability, today updated certain statements made in the Company’s earnings teleconference on July 28, 2014, concerning the status of two contracts that were then expected to close in the near future. Based on current negotiations, the Company believes that the contracts will not be signed. The Company is pursuing resolution with the client but cannot predict the timing or success of any such resolution.

Based on this change in status, the Company intends to recognize in the third fiscal quarter 2014 approximately $1.9 million in previously deferred costs associated with the services, technology, and intellectual property the Company provided to date in connection with these contracts. Additionally, as a result of these contracts not signing, the Company expects Design-to-silicon-yield solutions revenue to be negatively impacted by approximately $7.0 to $8.0 million in the third fiscal quarter 2014 and by $10.0 to $12.0 million for the full fiscal year 2014. The change in status of these two contracts will not impact Gainshare performance incentive revenue in either the third fiscal quarter or the full year 2014. Accordingly, the Company expects total revenues for the third fiscal quarter 2014 to be in the range of $21.5 to $23.0 million. For the full year 2014, the Company now expects total revenues to be flat compared to fiscal year 2013 and to return to growth in fiscal year 2015.

John Kibarian, CEO, and Gregory Walker, CFO, will host a live teleconference on Thursday, October 23, 2014, beginning at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss the Company’s third fiscal quarter 2014 full financial results. The teleconference will be webcast simultaneously on the Company’s website at http://ir.pdf.com/events.cfm.

PDF Solutions® Updates the Status of Certain Contracts and Announces the Effect of the Change in Status on Previously Deferred Costs and Expected Revenues

An archive of the call will remain available until November 20, 2014, at 11:59 p.m. Pacific Time. To hear the replay when calling from within the United States or Canada, call 1-855-859-2056. When calling from outside of the United States or Canada, call +1-404-537-3406. The access code for both replay options is 10245047. An archive of the webcast will remain available on the Company’s website.

Forward-Looking Statements

The statements in this press release regarding the expected impact of the failure to execute certain contracts on PDF Solution's financial results for the third fiscal quarter 2014 and full fiscal years 2014 and 2015 are forward looking and are subject to events and circumstances of the future. Actual results could differ materially from those expressed in these forward-looking statements. Risks and uncertainties that could cause results to differ materially include risks associated with: customers’ production volumes at Gainshare-covered facilities; adoption of the Company’s solutions by new and existing customers; project milestones or delays and performance criteria achieved; the provision of technology and services prior to the execution of a final contract, and other risks set forth in PDF Solutions’ periodic public filings with the Securities and Exchange Commission, including, without limitation, its Annual Reports on Form 10-K, most recently filed for the year ended December 31, 2013, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and amendments to such reports. The forward-looking statements made in this press release are made as of the date hereof, and PDF Solutions does not assume any obligation to update such statements or the reasons why actual results could differ materially from those projected in such statements.

About PDF Solutions

PDF Solutions, Inc. (NASDAQ: PDFS) is the leading provider of yield improvement technologies and services for the IC manufacturing process life cycle.  PDF Solutions offers solutions that are designed to enable clients to lower costs of IC design and manufacture, enhance time to market, and improve profitability by addressing design and manufacturing interactions from product design through initial process ramps to mature manufacturing operations.  PDF Solutions’ Characterization Vehicle® (CV®) electrical test chip infrastructure provides the core modeling capabilities, and is used by more leading manufacturers than any other test chips in the industry.  Proprietary Template™ layout patterns provide optimum area, performance, manufacturability for designing IC products. The proprietary Exensio™ solution for YieldAware™ FDC enables world-class variability control in manufacturing, in part by leveraging PDF Solutions’ industry-leading dataPOWER® yield management system and Mæstria® fault detection and classification (FDC) software. Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in China, Europe, Japan, Korea, Singapore and Taiwan. For the company’s latest news and information, visit http://www.pdf.com/.

2014 © PDF Solutions, Inc.  All Rights Reserved.

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